CONSENT OF SNYDER & HALLER, P.C.



      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2005, relating to the consolidated financial statements of Naugatuck Valley Financial Corporation in the 2004 Annual Report ("Form 10-K") for the year ended December 31, 2004.



/s/ Snyder & Haller, P.C.


Hartford, Connecticut
May 9, 2005